INVESTMENT LETTER AGREEMENT

Board of Directors
Techscience Industries, Inc.
3 Rockaway Place
Parsippany, NJ 07054

Gentlemen:

         Reference is made to a certain reorganization agreement dated May 12, 1999 (the "Reorganization Agreement") between and among Techscience Industries, Inc., a Delaware corporation ("TSCI"), Petplanet.com, Inc., a New Jersey corporation ("PPI"), and certain shareholders of PPI. a pursuant to which the undersigned shall become entitled to receive shares of common stock, $.001 par value per share, (the "Shares") of TSCI. In order to induce the parties to the Agreement to consummate the transactions contemplated by the Agreement, the undersigned for himself, and his heirs, representatives, executors, administrators, successors and assigns (the "Undersigned"), represents, warrants and agrees with TSCI as follows with respect to the Shares:

         1. The Undersigned has acquired the Shares for investment purposes only and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the "Act").

         2. The Undersigned has acquired the Shares solely for the Undersigned's own account and no other person or entity has any direct or indirect beneficial ownership or interest therein.

         3. The Undersigned hereby represents and warrants that he has a net worth substantially in excess of the cost of the Shares to the Undersigned and in the event the Undersigned shall incur a loss in the Shares, it would not materially affect the Undersigned's financial condition.

         4. The Undersigned has been advised that in reliance on the representations, warranties and agreements herein made by the Undersigned, the issuance, and delivery of the Shares to the Undersigned will not be registered under the Act, as the issuance of the Shares is exempt from registration pursuant to Section 4(2) of the Act.

         5. The Undersigned represents to TSCI that the Undersigned has such knowledge and experience in financial and business matters that the Undersigned is capable of evaluating and understanding the merits and risks attendant upon the investment in TSCI represented by the acquisition of the Shares.

         6. The Undersigned represents and warrants to TSCI that the investment in TSCI represented by the Shares came about as a result of direct communications between members of TSCI's management and the Undersigned, and did not result from any form of general advertising or general solicitation including but not limited to, advertisements or other communications in newspapers, magazines, or other media; broadcasts on radio or television, seminars or promotional meetings or any letter, circular or other written communication.

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         7. The Undersigned  covenants and agrees that during the six (6) months commencing on the date of the Closing (the "Lock-up Period"), the Undersigned shall not publicly sell the Shares (such action hereinafter referred to as "Sale" or "Sell") without the prior written consent of TSCI as authorized by TSCI's Board of Directors.

         8. The Undersigned hereby further covenants and agrees that any and all certificates or instruments representing the Shares shall bear the following restrictive legend:

         "The securities represented by this certificate are subject to a written lock up agreement dated May 12, 1999 prohibiting the sale thereof until November 12, 1999 except in compliance with the terms of such agreement."

         9. Following the expiration of the Lock-up Period, TSCI shall remove such legends from the Shares promptly upon the request of the Undersigned.

         10. The Undersigned hereby covenants and agrees to indemnify and hold TSCI harmless from any and all liability, including attorney's fees, incurred by TSCI in preventing any attempted exercise or Sale of the Shares prohibited by this Agreement or by TSCI's transfer agent in implementing the terms and conditions of this Agreement or in complying with TSCI's instructions hereunder. The indemnification referenced herein shall specifically include any sums that TSCI becomes obligated to pay to third parties that claim to be either good faith purchasers for value or the equivalent of holders in due course as a result of their purchase of the Shares bearing the restrictive legend referenced in Paragraph 7. The restrictions on transfer contained herein are and are specifically intended to be absolute.

         11. Except as provided for in the Reorganization Agreement, this Agreement contains and represents the entire agreement and understanding of TSCI and the Undersigned with respect to the subject matter hereof, and there are no representations, warranties or covenants made by the Undersigned not contained herein. This Agreement is not assignable or amendable except by written instrument signed by TSCI and the Undersigned.

If the foregoing correctly sets forth our understanding and agreement, please indicate your acceptance by signing the enclosed copy of this Agreement in the indicated space and returning the same to TSCI as soon as possible.

Dated:__________________

                                          Very truly yours,


                                          ______________________________________
                                          Signature of Individual Subscriber


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                                          (Print) Name